Exhibit 99.1

Jack in the Box Inc. Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--November 20, 2017--Jack in the Box Inc. (NASDAQ: JACK) today announced that on November 17, 2017, its Board of Directors declared a quarterly cash dividend of $0.40 per share on the company’s common stock. The dividend is payable on December 15, 2017, to shareholders of record at the close of business on December 4, 2017.

Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the company's Board of Directors.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises QDOBA MEXICAN EATS®, a leader in fast-casual dining, with more than 700 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and QDOBA, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291